Exhibit 5.01

January 11, 2002



Securities and Exchange Commission
450 Fifth Street
Judiciary Plaza
Washington, D.C. 20549

     Re:  Registration Statement on Form S-8
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Ladies and Gentlemen:

I am Assistant General Counsel to Education Management Corporation, a Pennsylvania corporation (the "Registrant"), and in such capacity I have acted as counsel to the Registrant in connection with the Registrant's Registration Statement on Form S-8 (the "Registration Statement") registering 7,967 shares of Common Stock of the Registrant to be issued under certain non-qualified stock option grants made by Argosy Education Group, Inc. (the "Argosy Options").

I am of the opinion that, subject to the effectiveness of the Registration Statement, the shares of Common Stock of the Company to be sold pursuant to the Argosy Options will be legally and validly issued, fully paid and non-assessable. In giving this opinion, I assume that the shares of Common Stock to be sold pursuant to the Argosy Options will be issued in accordance with the terms of the Argosy Options.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,


/s/ Kathleen Clover
Assistant General Counsel